Exhibit 8.1

January 6, 2023

+1 617 526 6000 (t)

+1 617 526 5000 (f)

wilmerhale.com

Imara Inc.

1309 Beacon Street, Suite 300, Office 341

Brookline, Massachusetts 02446

Ladies and Gentlemen:

We have acted as counsel to Imara Inc., a Delaware corporation (the “Company”) in connection with the Agreement and Plan of Merger dated as of October 13, 2022 (the “Merger Agreement”), by and among the Company, Iguana Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Enliven Therapeutics, Inc., a Delaware corporation (“Enliven”).

This opinion is being delivered to you in connection with the filing of a registration statement of the Company on Form S-4 with the Securities and Exchange Commission (as amended and supplemented through the date hereof, the “Registration Statement”), which includes the proxy statement/prospectus relating to the Merger Agreement (as amended and supplemented through the date hereof, the “Proxy Statement/Prospectus”). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement.

In our capacity as counsel to the Company in the Merger, and for purposes of rendering this opinion, we have examined and relied upon (i) the Merger Agreement, (ii) the Registration Statement, (iii) the Proxy Statement/Prospectus, (iv) the tax representation letters delivered to us by the Company, Merger Sub, and Enliven containing certain factual representations relevant to this opinion (the “Representation Letters”), and (v) such other documents as we considered relevant to our analysis, including all of the exhibits, schedules, and attachments to the foregoing documents. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

We have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents and that the Merger will be consummated at the Effective Time, pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Merger Agreement, as well as those representations contained in the Representation Letters, are, and at the Effective Time will be, true, correct and complete in all material respects, and that any representation contained in the Representation Letters or made in any of the documents referred to herein “to the knowledge” (or similar qualification) of any person or party

Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109

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Imara Inc. January 6, 2023 Page 2

or subject to any assumptions will be correct as if made without such qualification or assumptions. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to or after the Effective Time or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments (including changes that have retroactive effect) after the date hereof in the application or interpretation of the income tax laws of the United States.

Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

Based solely upon and subject to the foregoing, we hereby confirm that the discussion contained in the Registration Statement in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” pertaining to the U.S. federal income tax consequences of the Merger, insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, subject to the assumptions, limitations and conditions set forth therein, represents our opinion as to the material U.S. federal income tax consequences of the Merger to holders of Enliven common stock.

Our opinion is limited to the specific U.S. federal income tax consequences set forth in the Registration Statement in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” and except as expressly set forth above, we express no other opinion regarding the tax consequences of the Merger or any other transaction occurring concurrently with the Merger. This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Imara Inc. January 6, 2023 Page 3

Sincerely,

/s/ Wilmer Cutler Pickering Hale and Dorr LLP

WILMER CUTLER PICKERING

HALE AND DORR LLP